Exhibit 99.1

IMPORTANT NOTICE OF
BLACKOUT PERIOD IN LOCKHEED MARTIN COMMON STOCK

To: Directors and Executive Officers of Lockheed Martin Corporation (“Lockheed Martin”)
From: Maryanne R. Lavan
Date: October 29, 2018
This notice is to inform you of significant restrictions on your ability to transact in Lockheed Martin securities during an upcoming “blackout period”. The additional restrictions during this period are imposed on Lockheed Martin directors and executive officers by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation BTR (Blackout Trading Restriction). It is in addition to Lockheed Martin’s regularly scheduled blackout periods related to our earnings releases.
The blackout period is due to a change in the recordkeeper of the Lockheed Martin Savings Plans. To facilitate the migration of the Savings Plans to the new recordkeeper, Empower Retirement, there will be a blackout period during which Savings Plan participants will be unable to transfer or diversify investments or obtain a loan, withdrawal, or distribution from the Savings Plans. The blackout period will begin at 4 p.m. Eastern time on Dec. 26, 2018, and will end at 8 a.m. Eastern time on Jan. 9, 2019 (such period, the “Blackout Period”).
In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, during the Blackout Period, Lockheed Martin directors and executive officers are, with limited exceptions, prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of Lockheed Martin acquired in connection with his or her services as a director or executive officer.
Please note the following:

•	The term “equity securities” is defined broadly to include Lockheed Martin common stock, options, and other derivatives.

•
Transactions covered by this trading restriction are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•
Among other things, you are prohibited from exercising options granted to you in connection with your services as a director or executive officer, selling Lockheed Martin common stock acquired pursuant to such options, selling Lockheed Martin common stock originally received as a restricted stock grant or upon the vesting of restricted or performance stock units, or selling shares to cover withholding taxes upon the vesting of restricted stock or restricted or performance stock units.

•
Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

These prohibitions apply in addition to the trading restrictions under Lockheed Martin’s insider trading policy (CPS-722, Compliance with United States Securities Laws). If you engage in a transaction that violates these laws and regulations, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of the regulations and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving Lockheed Martin equity securities during the Blackout Period.

If you have any questions about the Blackout Period, its beginning or ending dates or the information in this notice, please feel free to contact me at 301-897-6000 or at Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, MD 20817.

Thank you.